Exhibit 99.3

FOR IMMEDIATE RELEASE:
New York, NY: December 5, 2006

PRESS/INVESTOR RELATIONS CONTACT:
COMMONWEALTH CAPITAL GROUP
800.650.1534

Advanced Technologies Group, Ltd. (ATG) (trading symbol: AVGG) today announced that it has entered into a non-binding Letter of Intent to acquire 100% of Dialog International, Inc. (Dialog), a Delaware corporation headquartered in Fort Lee, NJ.

Dialog owns, or by the Closing Date shall own, not less than FIFTY-ONE (51%) PER CENT of the issued and outstanding capital stock of OAO Star Galaxy, Inc., a corporation formed under the laws of the Russian Federation, which, through an intermediary holding company owns ZAO Aires, Inc., a corporation formed under the laws of the Russian Federation, which operates a number of entertainment centers in Russia known as the Star Galaxy Project.

The Star Galaxy Project ultimately plans to develop a chain of indoor family entertainment centers in Moscow, St. Petersburg and other large cities in Russia and the CIS (Commonwealth of Independent States) countries. The Star Galaxy centers are intended principally for children from 4 to 12 years of age with facilities to accommodate their parents and teenage siblings. The Star Galaxy centers feature a wide selection of indoor rides and attractions, manufactured by leading American and European companies, arcades with video and redemption games, birthday party room, fast-food courts, souvenir and prize redemption centers and other related facilities. The specific mix of attractions depends upon the size and location of the particular center. Currently there are 13 centers operating in and around Moscow and St. Petersburg with a number of additional centers in the planning stages.

The acquisition of Dialog is subject to a number of conditions that are specified in the Letter of Intent including, but not limited to, execution of a formal acquisition agreement incorporating the terms and conditions stated in the Letter of Intent; delivery of audited financial statements of Dialog; and completion of ATG's due diligence investigation of Dialog and the operations of ZAO Aires.

Assuming that all conditions are complied with, at the closing the capital stock of Dialog will be exchanged for shares of ATG's common stock based upon a formula set forth in the Letter of Intent. Based upon the preliminary financial information provided by Dialog, under this formula the number of ATG's shares to be issued to the Dialog Shareholders would equal more than 70% of the total issued and outstanding shares of ATG following this acquisition and would result in a change of control. Further, the Letter of Intent provides that the number of ATG shares issueable to the Dialog shareholders will be adjusted after a 2-year period based upon a formula set forth in the Letter of Intent. The purpose of this adjustment is to allow both ATG and Dialog to implement their existing operating plans and to adjust the number of shares issueable to the Dialog shareholders in order to properly reflect the respective contribution of both operations to the overall combined operations of the Company following this acquisition.